As filed with the Securities and Exchange Commission on December 27, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	98-0216911
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1661 East Main Street, Easley, South Carolina 29640

(Address of Principal Executive Offices) (Zip Code)

Computer Software Innovations, Inc. 2005 Incentive Compensation Plan

(Full Title of the Plan)

David B. Dechant

Chief Financial Officer

1661 East Main Street, Easley, South Carolina 29640

(864) 855-3900

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(3)
Common Stock, Par Value $0.001 per share	1,100,000 Shares	$1.80	$1,980,000	$211.86

(1)	The amount of Common stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Company.
(2)	Pursuant to Rule 457(h), the registration fee is based on the average of the bid ($1.60) and asked ($2.00) prices reported on the OTC Bulletin Board on December 22, 2005.
(3)	Pursuant to Rule 457(p) of the Securities Act of 1933, as amended, the amount of the registration fee is offset against the balance of previously paid registration fees of $5002. A registration fee of $8071 was previously paid with respect to the Form SB-2 of the registrant filed with the Commission on March 28, 2005, File No. 333-123626 and withdrawn by the registrant on September 30, 2005. Of this amount, $3069 was utilized to pay the registration fees related to the registrant’s new Form SB-2 filed with the Commission on November 21, 2005, File No. 333-129842.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof to the extent such documents are considered filed with the Commission:

(1)	the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004;

(2)	the Company’s Quarterly Report on Form 10-QSB and Form 10-QSB/A (Nos. 1 and 2) for the quarter ended March 31, 2005;

(3)	the Company’s Quarterly Report on Form 10-QSB and Form 10-QSB/A (No. 1) for the quarter ended June 30, 2005;

(4)	the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005;

(5)	the Company’s Current Reports on Form 8-K filed February 4, 2005; February 11, 2005; February 16, 2005; February 25, 2005; March 18, 2005; March 28, 2005; April 22, 2005; May 9, 2005; June 9, 2005; June 17, 2005; July 1, 2005; July 13, 2005; August 31, 2005; October 12, 2005; November 14, 2005; and December 20, 2005.

(6)	the Company’s Current Reports on Form 8-K/A filed February 18, 2005; February 24, 2005; and October 12, 2005.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The following description is a summary of the material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. It is subject to the full texts of those documents.

General

As of November 10, 2005, we had 55,000,000 shares of capital stock authorized. This authorized capital stock consists of:

•	40,000,000 shares of common stock, par value $0.001 per share, 2,631,786 of which were outstanding; and

•	15,000,000 shares of preferred stock, par value $0.001 per share, 7,217,736 of which were outstanding.

Board of Directors

According to our Amended and Restated Bylaws, the board of directors must be composed of at least three and no more than nine directors. The board currently consists of five members. The number of directors may be changed from time to time by resolution of the board of directors, acting by the vote of not less than a majority of the directors then in office. No resolution decreasing the number of directors shall have the effect of shortening the term of any incumbent director and the number of directors may not be increased by more than fifty percent in any twelve-month period without the approval of at least 66 2/3% of the members of the board of directors then in office. None of the directors need be one of our stockholders. Generally, directors are elected by a plurality of the votes cast at meetings of stockholders, and each director so elected will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier death, removal or resignation. A director may be removed from office at any time, with or without cause, by the affirmative vote of a majority of the total votes which would be eligible to be cast by stockholders in the election of such director. The board of directors may, by resolution passed by a majority of the whole board, designate such committees as the board deems appropriate. Currently, there is an audit committee, a compensation committee and a litigation committee.

Common Stock

Voting

Each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

Dividends and Redemption

Subject to the limitations on the declaration of dividends imposed by the Delaware General Corporation Law (the “DGCL”) or the rights of holders of any preferred stock then outstanding, the holders of common stock are entitled to dividends and other distributions in cash, property or shares of our stock as may be declared thereon by our board of directors from time to time out of our assets or funds legally available for such purpose. No dividends are payable with respect to the common stock while the Series A preferred stock is outstanding.

The common stock may not be redeemed while the Series A preferred stock is outstanding. Holders of common stock have no conversion or redemption rights.

Liquidation

If we are liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of common stock are entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Preemptive Rights

Stockholders do not have pre-emptive rights to acquire additional shares of stock of any class which we may elect to issue or sell.

Preferred Stock

On February 11, 2005, we issued to Barron Partners LP (“Barron”), a Delaware limited partnership, 7,217,736 shares of Series A Convertible Preferred Stock. The preferred stock was issued pursuant to a Preferred Stock Purchase Agreement between VerticalBuyer, Inc. (our predecessor) and Barron. Until November 7, 2005, the terms of the preferred stock were governed by a Certificate of Designation of Preferences, Rights and Limitations of Series

A Convertible Preferred Stock (the “Original Certificate”) filed with the Delaware Secretary of State on February 11, 2005. The Original Certificate authorized the issuance of 7,217,736 shares of Series A Convertible Preferred Stock.

On November 7, 2005, the Original Certificate was amended and restated pursuant to an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) filed with the Delaware Secretary of State.

By the Certificate of Designation, we made the following changes to the preferred stock:

•	Increased the number of authorized shares of Series A Convertible Preferred Stock to 8,300,472, in order to accommodate the issuance of additional shares of preferred stock pursuant to the revised liquidated damages provisions of the Registration Rights Agreement between the Company and Barron;

•	Provided that the 4.9% beneficial ownership limitation may only be amended or waived with the unanimous consent of the holder of the preferred stock and a majority of the non-affiliate holders of outstanding common stock. For the purposes of this provision of the Certificate of Designation, the class of non-affiliated holders would not include any holders of common stock who were also holders of preferred stock, and either of the warrants issued to Barron;

•	Created an exception to the 4.9% beneficial ownership limitation in the event of a change in control, as described under “Conversion” below;

•	Provided a mechanism by which a preferred stockholder could elect liquidation treatment and recover its investment in the preferred stock upon a change in control or similar stock sales and business combination transactions (e.g., tender offer, compulsory share exchange), as described under “Liquidation” below.

The preferred stock, as amended, is described in more detail below. The terms of the Series A Convertible Preferred Stock are described in their entirety in the Certificate of Designation. Also, certain obligations of the Company relating to the preferred stock are contained in the Preferred Stock Purchase Agreement.

Dividends and Redemption

No dividends are payable with respect to the Series A Convertible Preferred Stock. We may not pay any dividends on our common stock while the Series A Convertible Preferred Stock is outstanding. Also, while the preferred stock is outstanding, we are not permitted to redeem any shares of our common stock.

The Certificate of Designation does not provide for redemption of the preferred stock by the Company, mandatory or otherwise. As described under “Liquidation” below, upon certain acquisition related events, a holder may elect liquidation treatment for his preferred stock.

Voting Rights

Generally, the Series A Convertible Preferred Stock has no voting rights. However, so long as any shares of the preferred stock are outstanding, we may not take the following actions without the affirmative approval of all holders of the preferred stock then outstanding: (a) alter or amend the Certificate of Designation or otherwise alter or adversely change the rights given to the preferred stock; (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or of equal rank with the preferred stock, or any class of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the preferred stock; or (c) increase the authorized number of shares of Series A Convertible Preferred Stock;

Liquidation

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of preferred stock are entitled to receive for each share of Series A Convertible Preferred Stock, an amount equal to $0.6986 before any distribution or payment is made to holders of any junior securities. If our assets are insufficient to pay in full such amounts, then all assets to be distributed to the holders of preferred stock will be distributed among the holders of preferred stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable with respect to such shares were paid in full.

Pursuant to the terms of the Certificate of Designation, the preferred stockholders may elect to treat a change in control and certain other transactions as a liquidation and be repaid their original investment. A change in control refers to (i) a consolidation or merger of the Company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. Other transactions triggering the liquidation election are (i) any tender offer or exchange offer completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property and (ii) our effecting any reclassification of our common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property.

Conversion

The preferred stock is convertible only at the election of the holder. Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, subject to adjustment as described under “Adjustments” below. Additionally, all of the outstanding shares of Series A Convertible Preferred Stock will automatically be converted into common shares if we should undergo a “change in control,” described under “Liquidation” above. Except with respect to the automatic conversion, no conversion may be effected if the holder would beneficially own in excess of 4.9% of the number of common shares then outstanding after the conversion. The beneficial ownership limitation may only be waived or amended with the consent of holders of a majority of the shares of our outstanding common stock who are not affiliates (excluding for such purposes any holder of the preferred stock or either of the two warrants issued to Barron) and the holders of shares of Series A Convertible Preferred Stock.

We are subject to liquidated damages in the event we refuse to issue common stock upon delivery of a proper notice of conversion delivered by the preferred stockholder. Additionally, we are subject to liquidated damages if, upon conversion, we do not timely deliver to the preferred stockholder certificates evidencing the common stock underlying the converted preferred stock. Specifically, we are obligated to pay liquidated damages on a sliding scale beginning two trading days after the date on which we are required to deliver shares of common stock to the holder after a proper conversion. Damages begin to accrue at rate of $50 per $5,000 of preferred stock converted, with the rate increasing to $100 after three trading days and $200 after six trading days. Additionally, if we fail to timely deliver shares of common stock upon a proper conversion and the preferred stockholder purchases shares of common stock to cover the number of shares he would have received upon conversion, we are obligated to pay to the preferred stockholder the difference between the amount he paid to purchase those shares and the effective sale price associated with the conversion.

We are not required to issue certificates representing fractional shares of common stock with respect to any conversion of preferred stock.

Adjustments

The conversion value of the Series A Convertible Preferred Stock, which is the ratio that determines the number of common shares into which each share of preferred stock is convertible, will be appropriately adjusted to reflect (i) any stock split or stock dividend we may declare; (ii) any subdivision of outstanding shares of common stock into a larger number of shares; (iii) any combination of outstanding shares of common stock into a smaller number of shares or (iv) any issue by reclassification of shares of the common stock. The conversion value will also be adjusted if the company distributes to common stockholders evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security.

Antidilution

While any of the Series A Convertible Preferred Stock remains outstanding, we are prohibited generally from issuing any of our common stock or any derivative securities at a price per share that is less than the original price paid by Barron for the preferred stock, which was $0.6986 per share.

Notices

If the conversion value is adjusted, we must promptly mail a notice to the preferred stockholder(s) setting forth the conversion value after the adjustment and the facts requiring the adjustment. We must also mail notice to each preferred stockholder in the event (i) we declare a dividend or distribution on the common stock; (ii) we declare a redemption of common stock; (iii) we grant rights or warrants to purchase shares of capital stock, (iv) the approval of any stockholders of the company is required for any reclassification of common stock or a fundamental transaction, including a merger, substantial sale of company assets, a tender offer or exchange offer, or any compulsory share exchange. Any such notice must be mailed at least 30 calendar days prior to the applicable record or effective date of the action for which notice is being given.

Warrants

Pursuant to the terms of a Preferred Stock Purchase Agreement with Barron, we issued to Barron two warrants to purchase 7,217,736 shares of our common stock. The respective exercise prices of the warrants are $1.3972 and $2.0958 per share, with each warrant exercisable for half of such shares. The terms and conditions of the warrants are identical except with respect to the exercise price.

The holder of the warrants may not exercise its warrants to purchase shares of common stock if and to the extent its beneficial ownership of our common stock would exceed 4.9%. The 4.9% beneficial ownership limitation is not applicable in the event of a change in control, defined as (i) our consolidation or merger of our company with or into another company or entity in which we are not the surviving entity, or (ii) the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions. We are obligated to give the warrant holder 30 days notice prior to a change in control.

The warrants may be exercised on a cashless basis. In such event, we would receive no proceeds from their exercise. However, the warrant holder may not effect a cashless exercise prior to February 11, 2006. Also, so long as we maintain our effective registration statement for the shares underlying the warrants, the warrant holder is prohibited from utilizing a cashless exercise. The beneficial ownership limitation may only be waived or amended with the consent of the holder of the warrant and the consent of the non-affiliate holders of a majority of the shares of our outstanding common stock.

The number of shares of common stock underlying the warrants and the exercise price of the warrants will be adjusted to reflect any stock splits, stock dividends, recapitalizations, or similar events. The warrants will also be adjusted in the event of any reorganization, consolidation, merger, or similar event in which we are not the surviving corporation. Such adjustment will entitle the holder of the warrant to receive, after the effective date of any such merger, consolidation, etc., such stock or property as the holder would have been entitled to receive on the effective date had he exercised the warrant immediately prior to the effective date.

No fractional shares will be issued upon the conversion of the warrants. Instead, any fractional amounts are to be settled in cash or by rounding up each fractional share to the next whole number.

Possible Anti-Takeover Effects

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could make an acquisition of us by means of a tender offer, a proxy contest or otherwise, more difficult. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change of control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Stockholder Actions and Special Meetings

Our Amended and Restated Bylaws provide that the chairman of the board, the chief executive officer or the president may call a special meeting of the stockholders by providing written notice of the special meeting to each stockholder not less than ten nor more than sixty days before the date fixed for the meeting. The notice must state the time, place, date and purpose(s) of the special meeting.

In accordance with Delaware law, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if the action is consented to by holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Advance Notice Provisions for Shareholder Proposals and Stockholder Nomination of Directors

Our Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination, other than by the board of directors, of candidates for election to our board of directors and with regard to certain matters to be brought before an annual meeting of our stockholders. For nominations and other business to be brought properly before an annual meeting by a stockholder, the stockholder must deliver notice to us not less than 45 days nor more than 60 days prior to the anniversary date of the mailing of the proxy materials for the immediately preceding annual meeting. Separate provisions based on public notice by us specify how this advance requirement operates if the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date. The notice to stockholders must set forth specified information regarding the stockholder and its holdings, as well as certain background information regarding any director nominee, together with the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and a brief description of any desired to brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the stockholder in the business proposed.

In the case of a special meeting of stockholders called for the purpose of electing directors, nominations by a stockholder may be made only by delivery to us no later than ten days after the day on which the notice was mailed or public announcement of the special meeting is made, whichever first occurs, of a notice that complies with the above requirements. Although our Amended and Restated Bylaws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or any other business desired by stockholders to be conducted at an annual meeting, our Amended and Restated Bylaws:

•	may have the effect of precluding a nomination of the election of directors or precluding the conduct of certain business at a particular annual meeting if the proper procedures are not followed; or

•	may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of Computer Software Innovations, Inc., even if the conduct of the solicitation or such attempt might be beneficial to Computer Software Innovations, Inc. and our stockholders.

Item 5. Interests of Named Experts and Counsel

Leatherwood Walker Todd & Mann, P.C., counsel to the Company, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. Such counsel does not have a substantial interest in or connection with the Company or its subsidiaries requiring disclosure herein.

Item 6. Indemnification of Directors and Officers

Article Seven of the Amended and Restated Certificate of Incorporation of Computer Software Innovations, Inc. provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) to the extent Section 174 of the DGCL proscribes limitation of liability, or (4) for any transaction from which the director derived an improper personal benefit.

Under Article Eleven of the Amended and Restated Certificate of Incorporation, the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than by an action or in the right of the Company) by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of, or in a similar capacity with, another corporation, general partnership, joint venture, trust or other enterprise employee, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorney’s fees), judgments, fines and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Company. Persons who are not directors or officers of the Company and are not serving at the request of the Company may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the Company. The indemnification conferred also includes the right to be paid by the Company the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding was first approved by the board of directors of the Company.

Article IX of the Amended and Restated Bylaws of Computer Software Innovations, Inc. provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Company.

Furthermore, Article IX of the Amended and Restated Bylaws provides for indemnification of any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Any indemnification under Sections 9.1(a) or 9.1(b) of the Amended and Restated Bylaws (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(i)	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or

(ii)	If there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

(iii)	By the stockholders.

Section 9.5 of the Amended and Restated Bylaws provides that the Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article IX of the Amended and Restated Bylaws and the DGCL.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director (1) breached his duty of loyalty, (2) failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (3) authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or (4) obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned small business issuer will:

(a)(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(iii) Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Easley, State of South Carolina, on December 27, 2005.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Nancy K. Hedrick
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Nancy K. Hedrick, David Dechant, Thomas P. Clinton, Beverly N. Hawkins and William J. Buchanan as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this registration statement, any other registration statements and exhibits thereto related to the offering that is the subject of this registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Nancy K. Hedrick Nancy K. Hedrick	President, Chief Executive Officer and Director (Principal Executive Officer)	December 27, 2005

/s/ David. Dechant David Dechant	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 27, 2005

/s/ Anthony Sobel Anthony Sobel	Chairman, Director	December 27, 2005

/s/ Tom Butta Tom Butta	Director	December 27, 2005

/s/ Shaya Phillips Shaya Phillips	Director	December 27, 2005

/s/ Thomas P. Clinton Thomas P. Clinton	Vice President of Sales and Director	December 27, 2005

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on 8-K filed February 16, 2005).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on 8-K filed November 14, 2005).

4.3	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on 8-K filed November 14, 2005).

4.4	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on 8-K filed February 16, 2005 and to Exhibit 99.1 of the Company’s Current Report on 8-K filed December 20, 2005).

5.1	Opinion of Leatherwood Walker Todd & Mann, P.C.

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Elliott Davis, LLC

23.3	Consent of Leatherwood Walker Todd & Mann, P.C. (included in Exhibit 5.1)

23.4	Consent of Sherb & Co., LLP

24	Powers of Attorney (included on signature page)

99.1	Computer Software Innovations, Inc. 2005 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on 8-K filed May 9, 2005)